Exhibit 3.4

THIRD AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION

OF

BIOLASE, INC.

Biolase, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.This Certificate of Amendment amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 23, 1994, as amended on May 14, 2012 and October 30, 2014 (the “Restated Certificate of Incorporation”).

2.Article III of the Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

THIRD. The total number of shares of stock which the Corporation shall have authority to issue is TWO HUNDRED ONE MILLION (201,000,000) of which TWO HUNDRED MILLION (200,000,000) shares, par value $.001 per share, shall be common stock and of which ONE MILLION (1,000,000) shares, par value $.001 per share, shall be preferred stock.

3.This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 30th day of June, 2017.

By: /s/ Michael Carroll Michael Carroll Secretary